Exhibit 99.1

FSP Galleria North Corp.

FSP Galleria North Corp. (the "Company") has suspended dividends for the calendar year 2010 and the foreseeable future due to the fact that the Company’s property was vacated in its entirety at the end of 2009.

The Company’s property located in Dallas, Texas, was previously 100% leased to a single tenant, Tenet Hospitals Limited (“Tenet”).  Tenet’s lease expired on December 31, 2009.  In anticipation of this vacancy and the increasing possibility of a prolonged economic downturn, the Company’s Board of Directors reduced the amount of the dividend for calendar year 2009 in order to build up a larger reserve that may be allocated to fund operating expenses in the event that the Company’s property remains vacant for an extended period of time.  The reserve may be utilized to help with the capital costs to reposition the property from a single-tenant building to a multi-tenant building, if needed.  In addition to the amount of money reserved by reducing the dividend in 2009, the majority of the $4.8 million original Operating/Capital Reserve raised as part of the equity offering has not been spent and is still available to be allocated to the cost of leasing the Company’s property or to fund operating expenses.

The departure of Tenet has allowed more physical work to commence at the property.  Management has hired an architect and begun the process of repositioning the building to attract a wide variety of prospective tenants.  Management is planning to feature a large conference center and brand new fitness center that will be highly-desirable amenities within the building.  During the fourth quarter of 2009, management successfully led the effort to cause the property to obtain LEED Gold Certification by the U.S. Green Building Council in the Leadership in Energy and Environmental Design for Existing Buildings:  Operations & Maintenance.  A copy of the press release that the Company previously issued on December 10, 2009 announcing this accomplishment is attached hereto.

Please be assured that management is aggressively working with its local leasing team to re-lease the property.  The property has been available for showings to prospective replacement tenants.  Despite softening market fundamentals there have been many inquiries from interested prospects and multiple showings.  The feedback from the prospects in regards to the quality of the property has been encouraging, but no letters of intent or leases have been signed thus far.  However, management cannot predict how long it will take for market conditions to recover and, therefore, is unable to predict how long it will take to re-lease and to stabilize the property.  Once the property is re-leased and stabilized with a longer-term, in-place rental income stream, it is management’s intention to consider a sale of the property.  Any sale of the property in the future would be subject to a number of conditions, including a favorable sales market environment, compliance with any SEC requirements, tax considerations, approval by the Company’s Board of Directors and approval by a majority of the holders of the Company’s preferred stock.

The Company’s annual filing on Form 10-K will be submitted to the SEC within approximately 90 days after year end, and you will be able to access the document via the SEC’s website.  However, a copy of the Annual Report will be made available directly to you.  To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001310157

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name:  type FSP Galleria (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP Galleria North Corp. - Dividend Summary
QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANNUALIZED YIELD*

(10/14-12/31)
12/31/2004	$1,451	$1,247,860	6.7%
03/31/2005	$1,909	$1,641,740	7.6%
06/30/2005	$1,907	$1,640,020	7.6%
09/30/2005	$1,908	$1,640,880	7.6%
12/31/2005	$1,926	$1,656,360	7.7%
03/31/2006	$1,986	$1,707,960	7.9%
06/30/2006	$1,979	$1,701,940	7.9%
09/30/2006	$2,000	$1,720,000	8.0%
12/31/2006	$1,954	$1,680,440	7.8%
03/31/2007	$1,965	$1,689,900	7.9%
06/30/2007	$1,943	$1,670,980	7.8%
09/30/2007	$1,942	$1,670,120	7.7%
12/31/2007	$1,995	$1,715,700	7.9%
03/31/2008	$1,947	$1,674,420	7.8%
06/30/2008	$1,919	$1,650,340	7.7%
09/30/2008	$1,860	$1,599,600	7.4%
12/31/2008	$1,744	$1,499,840	7.0%
03/31/2009	$1,395	$1,199,700	5.6%
06/30/2009	$1,395	$1,199,700	5.6%
09/30/2009	$1,395	$1,199,700	5.6%
12/31/2009	- 0 -	- 0 -	- 0 -

*Yield based on original offering amount of $86,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

PRESS RELEASE	FSP Galleria North Corp.
401 Edgewater Place • Suite 200 • Wakefield, Massachusetts 01880-6210 • (781) 557-1300
Contact: Christine Villar: 781-557-1377

FOR IMMEDIATE RELEASE

FSP GALLERIA NORTH CORP.ACHIEVES THE FIRST LEED® GOLD CERTIFICATION
FOR EXISTING BUILDINGS: OPERATIONS & MAINTENANCE IN DALLAS, TEXAS

WAKEFIELD, MA – December 10, 2009 – FSP Galleria North Corp. (the “Company”), a Delaware corporation formed to purchase, own and operate a 16-story Class “A” office tower containing approximately 379,518 rentable square feet of space located on approximately 4.8 acres of land in Dallas, Texas (the “Property”), announced today that the Property has received LEED Gold Certification by the U.S. Green Building Council (“USGBC”) in the Leadership in Energy and Environmental Design for Existing Buildings: Operations & Maintenance (“LEED-EB: O&M”).  The Property, known as Galleria North Tower I, is located at 13737 Noel Road, Dallas, Texas, and is the first commercial building in Dallas to be awarded the highly-esteemed gold certification for LEED-EB: O&M.

To attain LEED-EB: O&M certification, a building must address five broad categories: sustainable site maintenance, water efficiency, energy and atmosphere, materials and resources and indoor environmental quality.  With respect to the Property, the Company improved plumbing fixtures, providing a water efficiency of more than 30% above the LEED-EB: O&M baseline case.  The Property also saves water by employing low water use-type plants on its grounds.  Per the Energy Star Portfolio Manager program, the Property now boasts a score of 93, meaning it is more energy efficient than 93% of comparable office buildings nationwide.  In addition, the Property is offsetting approximately 50% of its total energy use through the purchase of Green-e accredited renewable energy certificates from wind and biomass energy sources.  During the Property’s performance period, 100% of disposed durable goods were recycled and 100% of all waste from facility alterations was either recycled or reused on-site.

George J. Carter, President of the Company stated, “We are very pleased to have achieved this important certification, working closely with FSP Property Management, Hines and Kirksey Architecture to satisfy the rigorous demands of LEED. Galleria North Tower I is widely considered one of the premiere office buildings in North Dallas, and now, being the first such property in Dallas to obtain gold under LEED-EB: O&M adds to its appeal.”

According to Rick Fedrizzi, President, CEO & Founding Chair of USGBC, “Buildings are a prime example of how human systems integrate with natural systems.  Galleria North Tower I efficiently uses our natural resources and makes an immediate, positive impact on our planet, which will tremendously benefit future generations to come.”

FSP Property Management LLC led the effort to obtain Gold level certification under the LEED-EB: O&M rating system on behalf of the Company.  FSP Property Management LLC, a subsidiary of Franklin Street Properties Corp., provides asset management, property management and property accounting services.  In addition to the Company and FSP Property Management LLC, other parties contributed to making this the first project in Dallas, Texas to be awarded Gold level certification under the LEED-EB: O&M rating system, including the Property’s original developer and current local property manager, Hines, and LEED consultant, Kirksey Architecture.

About FSP Galleria North Corp.

FSP Galleria North Corp. was organized in 2004 as a Delaware corporation to purchase, own and operate the Property.  The Company acquired the Property through a limited partnership, FSP Galleria North Limited Partnership.  All of the equity interests in FSP Galleria North Limited Partnership are owned, directly and indirectly, by the Company.  Franklin Street Properties Corp. holds the sole share of the Company’s common stock.  Between December 2004 and August 2005, FSP Investments LLC, a wholly-owned subsidiary of Franklin Street Properties Corp., completed the sale on a best efforts basis of 860 shares of preferred stock in the Company.  FSP Investments LLC sold the preferred stock in a private placement offering to “accredited investors” within the meaning of Regulation D under the Securities Act of 1933.  The Company operates in a manner intended to qualify as a real estate investment trust, or REIT, for federal income tax purposes.  The Company is a public reporting company and all of its filings with the United States Securities and Exchange Commission are available at www.sec.gov.

About Franklin Street Properties Corp. and FSP Property Management LLC

Franklin Street Properties Corp. (“Franklin Street”) (NYSE Amex: FSP), based in Wakefield, Massachusetts, is focused on achieving current income and long-term growth through investments in commercial properties.  Franklin Street operates in two business segments: real estate operations and investment banking/investment services.  The majority of Franklin Street’s property portfolio is suburban office buildings, with select investments in certain central business district properties.  FSP Investments LLC (member, FINRA and SIPC), a subsidiary of Franklin Street, is a real estate investment banking firm and a registered broker/dealer.  FSP Investments LLC generates brokerage commissions, loan origination fees, development services and other fees related to the organization of single-purpose entities that own real estate and the private placement of equity in those entities (“Sponsored REITs”).  The Company is a Sponsored REIT.  FSP Property Management LLC, a subsidiary of Franklin Street, provides asset management and property management services for Franklin Street’s portfolio of properties.  FSP Property Management LLC also provides asset management, property management and property accounting services to Sponsored REITs.  FSP Property Management LLC contributes revenue to Franklin Street from the property level fees that it receives from Sponsored REITs.  As of September 30, 2009, the amount of space being managed by FSP Property Management LLC for both Franklin Street and Sponsored REITs was approximately 10.1 million square feet in 44 different properties.  Franklin Street is a Maryland corporation that operates in a manner intended to qualify as a REIT for federal income tax purposes.  To learn more about Franklin Street please visit its website at www.franklinstreetproperties.com.

About Hines

Hines is a privately owned real estate firm involved in real estate investment, development and property management worldwide.  The firm’s historical and current portfolio of projects that are underway, completed, acquired and managed for third parties includes 1,111 properties representing more than 449 million square feet of office, residential, mixed-use, industrial, hotel, medical and sports facilities, as well as large, master-planned communities and developments.  With offices in more than 100 cities in 17 countries, and controlled assets valued at approximately $22.9 billion, Hines is one of the largest real estate organizations in the world.  Hines is also a world leader in sustainable real estate strategies, with extensive experience in LEED®, ENERGY STAR®, BREEAM in the United Kingdom, France’s Haute Qualité Environmentale and with the German Sustainable Building Council.  Visit www.hines.com for more information.

About  Kirksey

Specializing in sustainable architecture, interior design, master planning, and LEED® services, Houston-based Kirksey designs high-performance, healthy buildings for all of its clients.  Kirksey has more than 26 million square feet of LEED projects in its portfolio.  In addition to being the 1st Gold EB O&M in Dallas, Kirksey also achieved a number of LEED milestones throughout Texas, including the 1st LEED EB v1.0 in Texas, its own corporate headquarters, the 1st EB O&M Gold Certification in Texas (First City Tower), the 1st LEED Gold CS (Core and Shell) in Houston, the 1st LEED Silver NC Certified building in Houston, the 1st LEED Silver CI Certified Build-out in Houston.  For more information, visit www.kirksey.com.

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